Exhibit 99.10

AMENDMENT TO

MAKE GOOD SECURITIES ESCROW AGREEMENT

THIS AMENDMENT dated as of December 22, 2010 (“Amendment”), is by and among Weikang Bio-Technology Group Company, Inc., a Nevada corporation (the “Company”), Lucky Wheel Limited (the “Principal Shareholder”), a British Virgin Islands corporation, and Sichenzia Ross Friedman Ference LLP with an address at 61 Broadway, 32nd Floor, New York, NY 10006 (the “Escrow Agent”).

WITNESSETH

WHEREAS, the Company, Principal Shareholder and Escrow Agent entered into a Make Good Securities Escrow Agreement dated as of December 2, 2010 (the “Agreement”), and

WHEREAS, Section 1.4 of the Agreement did not reflect the understanding of the parties and the parties have agreed to amend said provisions, in the manner, and on the terms and conditions, set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound, the parties hereby agree as follows:

1. Definitions.  Capitalized terms not otherwise defined herein (including the Recitals) shall have the meanings ascribed to them in the Agreement.

2.       Amendment to Section 1.4 of the Agreement.  Section 1.4 of the Agreement is hereby amended and restated in its entirety as of the date hereof to read as follows:

The parties hereby agree that the Escrow Shares shall be delivered to the Buyers as set forth below:

If the Company fails to achieve the 2010 Performance Threshold or 2011 Performance Threshold for the relevant fiscal periods, the Company shall instruct the Escrow Agent to deliver such number of Escrow Shares to Buyer on a pro-rata basis, based on the following formula:

Number of Make-Good Shares due to investor  =   A * B

where  A = the number of shares of Common Stock issued to the Buyer, and
            B = (the target ATNI minus the actual applicable ATNI) / the target ATNI, as calculated to four decimal places (or to two decimal places, if expressed as a percentage)

For example, if the shortfall for 2010 is 10.00% and the minimum Offering amount is raised, with 416,667 shares of Common Stock issued to Buyers, then the total number of Escrow Shares to be transferred for 2010 is 41,667, to be transferred on a pro-rata basis to the Buyers.

3.        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. The representations and warranties contained in this Agreement shall survive the execution and delivery hereof and any investigations made by any party.  The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect any of the terms thereof.

4.        Execution of Counterparts.  This Agreement may be executed in a number of counterparts, by facsimile, each of which shall be deemed to be an original as of those whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more of the counterparts hereof, individually or taken together, are signed by all the parties.

WEIKANG BIO-TECHNOLOGY GROUP
COMPANY, INC.

By:	/s/ Yin Wang
Name: Yin Wang
Title: Chief Executive Officer

ESCROW AGENT:

Sichenzia Ross Friedman Ference LLP

By:	/s/ Marc J. Ross
Name: Marc J. Ross
Title: Partner

PRINCIPAL SHAREHOLDER:

Lucky Wheel Limited

By:	/s/ Yin Wang
Name: Yin Wang
Title: Chief Executive Officer